Exhibit 99.1

Emmaus Life Sciences Acquires Key Intellectual Property Rights to Novel IRAK4 Inhibitor From Kainos Medicine

Agreement Expands on the Companies’ Collaboration for the Preclinical Development of Potential Anti-Cancer Therapies

TORRANCE, Calif., October 12, 2021- Emmaus Life Sciences, Inc. (OTCQX: EMMA), a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease, today announced the signing of an agreement with Kainos Medicine, Inc. (Kainos), granting Emmaus an exclusive license to patent rights, know-how and other intellectual property relating to Kainos’ novel IRAK4 inhibitor, referred to as KM10544, for the treatment of cancers including leukemia, lymphoma and solid tumors. The license agreement expands upon the existing research and development collaboration agreement between the parties. Financial details of the agreement were not disclosed.

Emmaus intends to advance the licensed technology to complete in-vivo studies to determine disease selection for KM10544 which, if successful, would be followed by Investigational New Drug enabling studies. Emmaus also plans to seek Orphan Drug Designation for relevant clinical indications.

“Obtaining the exclusive license to the intellectual property surrounding Kainos’ IRAK4 inhibitor is an important milestone as we expand our pipeline with a novel potential treatment option for some of the most resilient lymphomas in the world,” stated Yutaka Niihara, M.D., M.P.H., Chairman and Chief Executive Officer of Emmaus. “The KM10544 IRAK4 inhibitor has the potential to treat malignancies such as Waldenström’s Macroglobulinemia with MYD88 mutation and others. We look forward to furthering the development of this exciting compound and are grateful for our continuing collaboration with the Kainos team.”

Kisub Lee, Chairman and Chief Executive Officer of Kainos, added, “We have devoted significant efforts to bring KM10544 to its current stage and we are confident that Emmaus’ drug development expertise will allow the company to continue to progress this important program through the clinic.”

IRAK4 (interleukin-1 receptor-associated kinase 4) is a serine-threonine protein kinase made up of 460 amino acids that is a key messenger in signaling initiated by TLR/IL-1R (toll-like receptor/interleukin-1 receptor). It is known to be present and active in the occurrence of certain immunity responses, inflammation disorders and various cancers with myeloid differentiation factor 88 (MYD88) mutation.

About Kainos Medicine

Kainos Medicine, Inc., based in South Korea, is a clinical-stage company that specializes in the research and development of innovative medicines for brain diseases, cancers and infectious diseases, led by researchers who have years of experience and success in new drug discovery and development and an executive team that has experience with NASDAQ-listed companies. Kainos receives specialized counsel on product selection, evaluation and external licensing deals from advisory boards and business development consultants who have skills and significant experience in global drug development. For more information, please visit www.kainosmedicine.com.

About Emmaus Life Sciences

Emmaus Life Sciences, Inc. is a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease. The company currently markets U.S. Food and Drug Administration approved ENDARI® (L-glutamine oral powder) indicated to reduce the acute complications of sickle cell disease in adults and children 5 years and older. The company is also engaged in the discovery and development of innovative treatments and therapies for certain rare and orphan diseases as well as those affecting larger populations, such as diverticulosis. For more information, please visit www.emmausmedical.com.

Forward-looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the potential to advance early-stage studies of KM10544. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time, including uncertainties and risk factors disclosed in the company’s 2020 Annual Report on Form 10-K/A filed with the SEC on August 10, 2021, and actual results may differ materially. Such forward-looking statements speak only as of the date they are made, and Emmaus assumes no duty to update them, except as may be required by law.

Company Contact:

Emmaus Life Sciences, Inc.

Willis Lee

Chief Operating Officer

(310) 214-0065 x1130

wlee@emmauslifesciences.com

Investor Relations Contact:

Rx Communications Group

Michael Miller

(917)-633-6086

mmiller@rxir.com